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                                   EXHIBIT 11.1

                           AMCON Distributing Company
                  Statement of Computation of Per Share Earnings
              for the years ended September 30, 1996, 1995, and 1994

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                                               for the years ended September 30,
                                             --------------------------------------
                                                1996         1995          1994
                                            -----------    ---------    -----------
1.  Weighted average common
     shares outstanding                       2,445,903    2,449,357      2,450,000

2.  Weighted average of net additional
     shares outstanding assuming dilutive
     warrants exercised and proceeds used
     to purchase treasury stock                       -       28,690         41,996
                                              ---------    ---------      ---------
3.  Weighted average number of common
     and common equivalent shares
     outstanding                              2,445,903    2,478,047      2,491,996
                                              =========    =========      =========

4.  Income before extraordinary item        $ 1,336,374    $ 921,560    $ 1,297,228

    Extraordinary item                                -            -       (295,693)

    Net income                                1,336,374      921,560      1,001,535

    Accretion of warrants                             -            -       (133,312)

    Accretion of preferred stock                (83,333)    (100,000)       (16,667)
                                            -----------    ---------    -----------
    Net income attributable to common
     shareholders                           $ 1,253,041    $ 821,560    $   851,556
                                            ===========    =========    ===========

5.  Earnings per common and common
     equivalent share attributable to
     common shareholders:

       Income before extraordinary item
        (net of accretion)                        $0.51        $0.33          $0.46

       Extraordinary item                             -            -          (0.12)
                                            -----------    ---------    -----------
       Net earnings                               $0.51        $0.33          $0.34
                                            ===========    =========    ===========

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